EXHIBIT 4.5

PROMISSORY NOTE

$15,850,000.00	October 9, 2002

FOR VALUE RECEIVED, the undersigned, URBAN DEVELOPMENT PARTNERS (61), LLC, a Connecticut limited liability company (the “Maker”), promises to pay, in installments as hereinafter provided, to DEUTSCHE BANC MORTGAGE CAPITAL, L.L.C., a Delaware limited liability company, and its successors and/or assigns (the “Payee”), in lawful money of the United States of America, at 31 West 52nd Street, 10th Floor, New York, New York 10019 or at such other place as Payee may direct, the principal sum of Fifteen Million Eight Hundred Fifty Thousand and No/100 Dollars ($15,850,000.00), together with interest thereon from the date hereof at the rate of 6.20% per annum (the “Interest Rate”) at the time, and under the circumstances set forth in the Mortgage, in each case computed on the basis of a 360-day year and accrued and paid for the actual number of days elapsed in any period for which interest is payable.

Section 1.

(a) Payments of principal and interest shall be paid in installments as follows:

(i) On the date hereof, a payment of interest only in the amount of $62,783.61 with respect to the period commencing on the date hereof and ending on, and including, the last day of the month in which this Note is executed (the “Stub Interest”);

(ii) A constant payment of $97,076.33 (the “Monthly Payment”) on the first day of December, 2002 and on the first day of each calendar month thereafter up to and including the first day of October, 2012 (each, a “Payment Date”); and

(iii) The balance of said principal sum and all accrued but unpaid interest thereon shall be due and payable on the first day of November, 2012 (the “Maturity Date”).

(b) Payments in federal funds immediately available at the place designated for payment received by Payee prior to 2:00 p.m. local time on a day on which Payee is open for business at said place of payment shall be credited prior to close of business, while other payments, at the option of Payee, may not be credited until immediately available to Payee in federal funds at the place designated for payment prior to 2:00 p.m. local time on a day on which Payee is open for business.

(c) In the event that any payment is not received by Payee on the date when due (subject to the grace period provided in Section 4(a) hereof), then, in addition to any default interest payments due hereunder.  Maker shall also pay to Payee a late charge in an amount equal to five percent (5%) of the amount of such overdue payment.

Section 2. This Note is secured by, among other things, (a) a mortgage (the “Mortgage”) from Maker, as mortgagor, to Payee, as mortgagee, covering certain real property, consisting of land and the buildings and improvements thereon located in the City of New York, County of New York, State of New York (the “Mortgaged Property”) and (b) an assignment of leases and rents (the “Assignment”), from Maker to Payee.  Reference is made to such documents for a description of the nature and extent of the security afforded thereby, the rights of the holder hereof in respect of such security and the terms and conditions upon which this Note is secured.  The holder of this Note is entitled to the benefits of the Mortgage and the Assignment and may enforce the agreements of Maker contained therein and exercise the remedies provided therein or otherwise in respect thereof, all in accordance with the terms thereof.

Section 3. The principal amount of this Note is subject to prepayment, in whole but not in part, without premium, at the option of Maker, only on any Payment Date within three (3) months prior to the Maturity Date, as more particularly set forth in the Mortgage; the foregoing being the sole cash prepayment option exercisable by Maker.  The principal amount of this Note is also subject to prepayment, in part, at the option of Payee, (a) upon the occurrence of a condemnation or casualty affecting the Mortgaged Property, all as provided in the Mortgage and (b) pursuant to and in accordance with Section 1.4 of the Mortgage.  This Note is also subject to a right of defeasance, at the option of Maker, at the times and under the conditions set forth in the Mortgage.

Section 4.

(a) It is hereby expressly agreed that should any default occur in the payment of any amount due under this Note and such payment is not made within five (5) days of the date such payment is due (provided, however, that no grace period is provided for the payment of principal and interest due on the Maturity Date), or should any other default occur under the Mortgage or any of the Loan Documents which is not cured within any applicable grace or cure period, then an Event of Default shall exist hereunder.

(b) Maker hereby waives presentment for payment, demand, protest, notice of protest or other notice of dishonor.  To the extent permitted by law, Maker hereby waives and releases all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note or of the Mortgage, as well as all benefit that might accrue to Maker by virtue of any present or future laws exempting the Mortgaged Property, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process or extension of time for payment.

(c) The remedies of Payee as provided herein or in the Mortgage shall be cumulative and concurrent and may be pursued successively or concurrently against Maker and/or the collateral securing this Note.  No failure on the part of Payee in exercising any right or remedy hereunder shall operate as waiver or release thereof, nor shall any single or partial exercise of any such right or remedy preclude any other further exercise thereof or the exercise of any other right or remedy hereunder.

No modification or waiver of any provision of this Note shall be effective unless the same shall be in writing signed by the party against which enforcement of such modification or waiver is sought.

Section 5. So long as any Event of Default exists hereunder, regardless of whether or not there has been an acceleration of the indebtedness evidenced hereby, and at all times after maturity of the indebtedness evidenced hereby (whether by acceleration or otherwise), interest shall accrue on the outstanding principal balance of this Note, from the date of the relevant Event of Default (without regard to any notice or grace period), at a rate per annum equal to the lesser of (i) five percent (5%) in excess of the Interest Rate and (ii) the maximum rate of interest, if any, which may be collected from Maker under applicable law (the “Default Interest Rate”), and such default interest shall be due and payable on demand.

If any of the provisions of the Mortgage or this Note shall require, or be deemed or adjudicated to require, the payment, or permit the collection, of interest in excess of the maximum amount permitted by law, Maker shall not be obligated to pay, nor shall Payee be permitted to collect, interest in excess of the amount permitted by law, and the provisions of this sentence shall supersede any conflicting provisions contained herein or in the Mortgage.

If any term or provision of this Note shall be held to be invalid, illegal or unenforceable, the validity of the other terms and provisions hereof shall in no way be affected thereby.

Section 6. Notwithstanding anything in this Note or in the Loan Documents (as defined in the Mortgage) to the contrary, but subject to the qualifications hereinbelow set forth, Payee agrees that:

(a) Maker shall be liable upon the indebtedness evidenced hereby and for the other obligations arising under the Loan Documents to the full extent (but only to the extent) of the security therefor, the same being all properties (whether real or personal), rights, estates and interests now or at any time hereafter securing the payment of this Note and/or the other obligations of Maker under the Loan Documents (collectively, the “Security Property”) and no attachment, execution or other writ of process shall be sought, issued or levied upon any assets, properties or funds of Maker other than the Security Property, except with respect to the liability described below in this Section; and

(b) in the event of a foreclosure of any liens, security titles, estates, assignments, rights or security interests securing the payment of this Note and/or the other obligations of Maker under the Loan Documents, no judgment for any deficiency upon the indebtedness evidenced hereby shall be sought or obtained by Payee against Maker (except as specified below), provided, however, that, notwithstanding the foregoing provisions of this Section, Maker shall be fully and personally liable and subject to legal action (i) for rent and other payments received from tenants under leases of all or any portion of the Security Property paid more than one (1) month in advance, (ii) for proceeds of insurance policies or of condemnation or other taking not applied in accordance with the Loan Documents, (iii) for rents, issues, profits, revenues of all or any portion of the Security Property and tenant security deposits paid to or held by or on behalf of Maker relating to the Security Property received or applicable to a period after the occurrence of any Event of Default hereunder or under the Loan Documents which are not either applied to the ordinary and necessary expenses of owning and operating the Security Property or paid to Payee, (iv) for all obligations and indemnities of Maker under the Loan Documents relating to hazardous or toxic substances or compliance with environmental laws and regulations to the full extent of any losses or damages (including those resulting from diminution in value of any Security Property) incurred by Payee as a result of the existence of such hazardous or toxic substances or failure to comply with environmental laws or regulations, (v) for fraud, material misrepresentation or failure to disclose a material fact by Maker or any of its principals, officers, general partners or members, any guarantor, any indemnitor or any agent, employee or other person authorized to make statements, representations or disclosures on behalf of Maker, any principal, officer, general partner or member of Maker, any guarantor or indemnitor or any agent or employee of any such person, to the full extent of any losses, damages and expenses of Payee on account thereof, and (vi) for physical waste committed on the Security Property by, or damage to the Security Property as a result of the intentional misconduct or gross negligence of, Maker or any of its principals, officers, general partners or members, any guarantor, any indemnitor, or any agent or employee of any such persons, or any removal of the Security Property in violation of the terms of the Loan Documents, to the full extent of the losses or damages incurred by Payee on account of such occurrence.  In addition, Maker hereby unconditionally and irrevocably guarantees payment of the entire Indebtedness if any of the following occurs after the date hereof:  (i) a voluntary bankruptcy filing by Maker or any general partner or managing member or majority shareholder of Maker; (ii) an affiliate, officer, director or representative which controls Maker, directly or indirectly, files, or joins in the filing of, an involuntary petition against Maker or solicits or causes to be solicited petitioning creditors for any involuntary petition against Maker from any person or entity; or (iii) the Security Property becomes an asset in any voluntary bankruptcy proceeding or an involuntary bankruptcy proceeding as described in (ii) above.  Nothing contained in this Section shall (1) be deemed to be a release or impairment of the indebtedness evidenced by this Note or the other obligations of Maker under the Loan Documents or the lien of the Loan Documents upon the Security Property, (2) preclude Payee from foreclosing the Security Property in case of any default or from enforcing any of the other rights of Payee except as stated in this Section, or (3) limit or impair in any way whatsoever the Environmental Indemnity Agreement (the “Environmental Indemnity Agreement”), of even date herewith executed and delivered in connection with the indebtedness evidenced by this Note or release, relieve, reduce, waive or impair in any way whatsoever, any obligation of any party to the Environmental Indemnity Agreement.

(c) Notwithstanding anything to the contrary in this Note, the Mortgage or any of the other Loan Documents, Payee shall not be deemed to have waived any right which Payee may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness evidenced hereby or secured by the Mortgage or any of the other Loan Documents or to require that all collateral shall continue to secure all of the indebtedness owing to Payee in accordance with this Note, the Mortgage and the other Loan Documents.

Section 7.

(a) MAKER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, (i) SUBMITS TO PERSONAL JURISDICTION IN THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED OVER ANY SUIT, ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS NOTE, (ii) AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN THE COUNTY IN WHICH THE MORTGAGED PROPERTY IS LOCATED, (iii) SUBMITS TO THE JURISDICTION OF SUCH COURTS AND (iv) TO THE FULLEST EXTENT PERMITTED BY LAW, AGREES THAT IT WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF PAYEE TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM).

(b) EACH OF MAKER AND PAYEE BY ITS ACCEPTANCE OF THIS NOTE, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THE INDEBTEDNESS EVIDENCED BY THIS NOTE OR ANY CONDUCT, ACT OR OMISSION OF PAYEE OR MAKER, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH PAYEE OR MAKER, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  MAKER HEREBY CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS NOTE BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID TO MAKER AT THE ADDRESS SET FORTH IN THE MORTGAGE.

(c) This Note shall be governed by and construed in accordance with the laws of the state in which the Mortgaged Property is located.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Maker has caused this Note to be executed as of the date set forth above.

MAKER:

URBAN DEVELOPMENT PARTNERS (61),
LLC, a Connecticut limited liability
company

By:	Urban (61), Inc., a Connecticut corporation, its Managing Member

By:	/s/ Philip R. Carter
Name: Philip R. Carter
Title: President